RINO International Corp. Provides 2009 Guidance: Expects Revenues to Surpass $176 million

Management expects fourth quarter 2008 revenues of $39 million, exceeding previous guidance

DALIAN, China, Feb. 17 /PRNewswire-Asia-FirstCall/ -- RINO International Corp. (OTC Bulletin Board: RINO), through its subsidiaries and controlled affiliates in the People’s Republic of China (collectively, the “Company” or “RINO”), designs, manufactures, installs and services proprietary and patented wastewater treatment, desulphurization equipment, and high temperature anti-oxidation systems for iron and steel manufacturers in the People’s Republic of China ("PRC"). RINO today announced that it expects fourth quarter 2008 revenues of at least $39 million, which represents approximately 125% growth compared to the fourth quarter of 2007 and exceeds previously issued guidance of $32 million to $33.5 million. The Company is scheduled to report its upcoming fourth quarter and full year 2008 financial results in March, 2009.

Fiscal Year 2009 Guidance

RINO is forecasting strong growth in 2009 and anticipates that revenues will exceed $176 million, which represents approximately 28% growth over estimated 2008 revenues. In addition, there will be no non-cash equity compensation charges associated with the “make good provisions” to impact reported GAAP net income. The company will continue to benefit from a tax holiday during 2009.

“We are extremely pleased with our results for 2008 and our ability to surpass previously issued guidance for the fourth quarter. In addition, we expect robust revenue growth to continue during 2009 supported by increased mandates, tax incentives and funding from the Chinese government to reduce sulphur emissions and improve energy efficiency and utilization for the iron and steel industry,” Mr. Zou Dejun, CEO of RINO, commented. “As key components of our product mix, we expect 2009 revenues for waste water treatment, desulphurization and anti-oxidation revenues to grow by approximately 50%, 10% and 300%, respectively, compared with 2008 while maintaining a similar margin profile. Recent moves from the Chinese government, including monetary policy changes and the stimulus plan have provided the opportunity for better access to capital from local Chinese banks to support our growth objectives.” Mr. Zou concluded, “Improved working capital and our strong brand reputation, coupled with stringent enforcement of government regulations and aggressive tax credits and funding for environment services, are the key essentials to drive incremental growth for RINO in 2009.”

Business Update

RINO recently signed two new contracts with Shanxi Yujin Steel and Xuzhou Southeast Steel to provide desulphurization equipment for $5.3 million and $6.3 million, respectively. Management estimates that there are over 200 sinters currently which need desulphurization systems installed.

RINO’s proprietary technology utilizes superheated steam to dehydrate municipal sludge which can be used as agricultural fertilizer, as a component in various construction materials or combined with coal to generate energy more efficiently and with less pollution.

Additionally, the company has a $15 million credit line with the Pudong Bank of Shanghai of which approximately $8.8 million is currently utilized. The company anticipates utilizing the balance of this line, coupled with collections of receivables from its large SOE Steel customers currently carried on its balance sheet, to assist in meeting its growth plans for 2009. During the fourth quarter, the company collected approximately $29 million of the $50.5 million in receivables reported on its September 30, 2008 balance sheet.

About RINO International Corporation

RINO International Corporation, through its direct and indirect subsidiaries, including Innomind Group Limited and Dalian Innomind Environment Engineering Co., Ltd., its contractually-controlled affiliate, Dalian RINO Environmental Engineering Science and Technology Co., Ltd. ("Dalian Rino") and Dalian Rino Environment Project Design Co., Ltd., a wholly-owned subsidiary of Dalian Rino, is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or improve energy utilization. RINO’s manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Additional information about the Company is available at the Company’s website: http://www.rinogroup.com .

Cautionary Statement Regarding Forward-Looking Information

Certain statement in this press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and the Registration Statement on Form SB-2, as amended, filed with the SEC on November 19, 2007.

For more information, please contact:

For the Company:
Amy Qiu
Tel:   +86-411-8766-1233
Email: aqiu@rinogroup.com

Investors:
Matt Hayden
HC International, Inc.
Tel:   +1-561-245-5155
Email: matt.hayden@hcinternational.net

SOURCE  RINO International Corporation